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                                                                    EXHIBIT 11.1

                       COMPUTATION OF EARNINGS PER SHARE
                         YEAR ENDED DECEMBER 31, 1996

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 DATE                                                             COMMON STOCK AND EQUIVALENTS
------                                                         ---------------------------------
                                                               NO. OF SHARES   DECEMBER 31, 1996
                                                                OUTSTANDING    WEIGHTED AVERAGE
                                                                                    SHARES
COMMON STOCK:

 12/31/95  Shares Outstanding                                    5,781,275         5,781,275

 Various   Options and Warrants Exercised in 1996                   31,120            29,448

  7/15/96  Conversion of Preferred Stock                           781,255           358,075
                                                               -----------     -------------
           SHARES OUTSTANDING DECEMBER 31, 1996                  6,593,650         6,168,798


COMMON STOCK EQUIVALENTS AT DECEMBER 31, 1996:

           Options to Purchase Common Stock                      1,444,693     Anti-dilutive

           Placement Warrants                                       33,101     Anti-dilutive

           Redeemable Warrants                                   3,300,000     Anti-dilutive

           Unit Purchase Options                                   450,000     Anti-dilutive

           Non-Redeemable Bridge Warrants                          225,028     Anti-dilutive
                                                               -----------     -------------
                                                                12,046,472         6,168,798
                                                               ===========     =============
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Since the Company had a net loss for the period ended December 31, 1996, the effect of any dilution from common stock equivalents would be anti-dilutive and consequently not considered. Therefore, primary and fully diluted earnings per share are the same as weighted average shares outstanding.

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
LOSS PER SHARE COMPUTATION:

           Net Loss for the Year Ended December 31, 1996                       $  (1,858,132)

           Divided By Weighted Average Common Shares and Common
            Share Equivalents                                                      6,168,798
                                                                               -------------

           LOSS PER SHARE                                                      $       (0.30)
                                                                               =============

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